Exhibit 10.1
ESCROW AGREEMENT
     This Escrow Agreement is dated and effective as of the 3rd day of April, 2007 and is made by and among ICON Securities Corp. (the “Dealer-Manager”), ICON Leasing Fund Twelve, LLC, a Delaware limited liability company (the “Company”), ICON Capital Corp., a Connecticut corporation and the manager of the Company (the “Manager”) and JPMorgan Chase Bank, N.A., national association (the “Escrow Agent”).
RECITALS
     A. The Company proposes to offer and sell up to 400,000 shares (the “Shares”) of limited liability company interests to investors at $1,000 per Share pursuant to a registration statement (the “Registration Statement”) filed with, and declared effective by, the U.S. Securities and Exchange Commission (the “SEC”).
     B. The Company has agreed that the subscription price paid in cash by subscribers will be refunded to subscribers if less than 1,200 Shares (the “Minimum Offering”) have been sold and payment therefor received by the earlier to occur of the date which is (1) the first anniversary of the date on which the Offering Period (as defined in the Registration Statement) commenced or (2) any earlier date on which the Manager may elect to terminate the Offering (as defined in Company’s Prospectus) (such date shall be referred to herein as the “Escrow Termination Date”).
     C. The Company desires to establish an escrow account (the “Escrow Account”) with Escrow Agent for subscription payments pending receipt of aggregate subscriptions for not less than One Thousand Two Hundred (1,200) Shares ($1,200,000 of subscriptions) (the time at which the escrow established by this Agreement as to subscriptions from residents of all states other than Pennsylvania may be released) or Twenty Thousand (20,000) Shares ($20,000,000 of subscriptions) have been received (the time at which the escrow established by this Agreement as to subscriptions from residents of all states, including Pennsylvania may be released).
     D. The Escrow Agent is willing to serve as Escrow Agent upon the terms and conditions hereinafter set forth.
     NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties, the parties covenant and agree as follows:
     1. Deposit with Escrow Agent. The Escrow Agent agrees that it will, from time to time, accept subscription payments for Shares (the “Escrow Deposit”) received by it from the Manager or the Dealer-Manager. Until such time as (1) at least 1,200 Shares have been sold, all checks for such subscription payments received from all subscribers shall be made payable to “JPMorgan Chase Bank as Escrow Agent for ICON Leasing Fund Twelve, LLC” and (2) at least 20,000 Shares have been sold, all checks for subscription payments from residents of the Commonwealth of Pennsylvania shall be made payable to “JPMorgan Chase Bank as Escrow Agent for ICON Leasing Fund Twelve, LLC.” Subscription Agreements for the Shares received by the Manager shall be reviewed for accuracy by the Manager and, immediately thereafter, the Manager shall deliver to Escrow Agent information describing the name and address of the subscriber.
     2. Escrow Deposits. The Escrow Agent shall, upon receipt of the checks remitted to it, deposit all Escrow Deposits in the Escrow Account. The Escrow Account shall be invested in (a) such obligations issued or guaranteed by the United States Government or any agency thereof, (b) such bank accounts, (c) such short-term certificates of deposit issued by a bank, or (d) such bank money-market accounts, as shall be designated in writing from time to time by the Company, such writing to specify the particular investment. Periodic statements will be provided to the Dealer-Manager and the Company reflecting transactions executed on behalf of the Escrow Account. The Dealer-Manager and the Company, upon written request, will receive a statement of transaction details upon completion of any securities transaction in the Escrow Account without any additional cost. Receipt of the Escrow Deposits shall be confirmed by Escrow Agent as soon as practicable by account statement, and any discrepancies in any such account statement shall be noted by Parties to Escrow Agent within 30 calendar days after receipt thereof. The Escrow Deposits in the Escrow Account are not subject to claims by creditors, the Company, the Company's affiliates, the Escrow Agent or any selling agents until the Escrow Deposits are released pursuant to the terms of this Agreement.
     3. Distribution of Escrow Deposits. The Escrow Agent shall distribute the Escrow Deposits as set forth in this Section 3, and the Escrow Agent’s obligations (other than those of Sections 3.3 and 5 hereof which, by their nature, must survive this Agreement) shall terminate upon such distributions, and the Escrow Agent shall be irrevocably released and discharged from any and all further responsibility or liability with respect to this Agreement.
          3.1(a) At any time following sale of at least 1,200 Shares (exclusive of subscriptions from residents of the Commonwealth of Pennsylvania), the Manager shall (1) certify (in the form of Schedule 1 attached hereto) that the sale of such Shares has satisfied the Minimum Offering required for the Company to break escrow as to the subscription payments of residents of states other than the Commonwealth of Pennsylvania and (2) stipulate the date on which the Initial Closing Date and the release of the Escrow Deposits with respect to such investors and all related earnings thereon to the Company shall occur. Upon collection by the Escrow Agent of good funds for such subscription payments, the Escrow Agent shall make such distributions on the Initial Closing Date. Certification by an officer of the Manager as provided in Schedule 1 hereto shall constitute sufficient evidence for the purposes of this Section 3.1(a) that such events have occurred.
          (b) At any time following sale of at least 20,000 Shares (inclusive of subscriptions by residents of all States including subscriptions from residents of the Commonwealth of Pennsylvania), the Manager shall (a) certify (in the form of Schedule 2 attached hereto) that the sale of such Shares has satisfied the Minimum Offering required for the Company to break escrow as to all subscription payments (including those from residents of the Commonwealth of Pennsylvania) and (b) stipulate the date on which the next Closing Date of the Company and the release of the Escrow Deposits then being held on behalf of all investors and all related earnings thereon (including, without limitation, residents of the Commonwealth of Pennsylvania) to the Company shall occur. Certification by an officer of the Manager as provided in Schedule 2 hereto shall constitute sufficient evidence for the purposes of this Section 3.1 that such events have occurred.
          3.2 After satisfaction of the conditions of Section 3.1(a) above as to residents of all states other than residents of the Commonwealth of Pennsylvania, all checks received that are made payable to the Escrow Agent, shall, upon receipt by Escrow Agent, be endorsed (without recourse to Escrow Agent) for deposit into such accounts as directed by the Company. The Escrow Agent shall have no duty to solicit any payments which may be due it hereunder. After satisfaction of the conditions of Section 3.1(b) above as to residents of all states including residents of the Commonwealth of Pennsylvania, all checks received that are made payable to the Escrow Agent, shall, upon receipt by Escrow Agent, be endorsed (without recourse to Escrow Agent) for deposit into such accounts as directed by the Company.
          3.3 If any Escrow Deposits do not become deliverable to the Company pursuant to Section 3.1 above on or prior to the Escrow Termination Date, the Escrow Agent shall return such Escrow Deposits to the applicable subscribers in an amount equal to the subscription amount theretofore paid by each of them together with interest earned thereon. In the event that (a) rescission of an individual subscription is required to be offered to a subscriber under provisions of applicable state law or (b) a subscription for a resident of a state may only be held in escrow for a shorter period of time than provided in the preceding sentence under provisions of applicable state law, then the Escrow Agent shall promptly, following receipt of such subscriber’s duly executed request for rescission (in the case of rescission) or the Manager’s direction to release such subscription (in the case of expiration of an applicable state statutory maximum escrow period), return such subscriber’s Escrow Deposit to him in an amount equal to the subscription amount theretofore paid by him together with interest earned thereon. For purposes of the preceding sentence, rescission must be offered to each Pennsylvania subscriber for whom an Escrow Deposit is held by the Escrow Agent at the end of the 120-day period which began with the Escrow Agent’s receipt of his or her subscription payment. If such rescission offer is not accepted, such Escrow Deposit may continue to be held for one or more successive 120-day periods at the end of each of which rescission must again be offered to each such subscriber.
     In no event shall any Escrow Deposit be held in escrow for more than one year before either being (a) released to the Company (upon a closing pursuant to Section 3.1 and 3.2) or (b) returned to the applicable subscriber (in the event such Escrow Deposit shall be returned to the applicable subscriber for whom it is being held pursuant to Section 3.3). The Escrow Agent will not be required to communicate with any subscriber(s). All inquiries on behalf of the subscriber(s) shall be coordinated through the Company.
     4. Distribution of Interest. If the Escrow Deposit become deliverable to the Company pursuant to Section 3.1 or to the subscribers pursuant to Section 3.3 above, the Manager shall compute the pro rata share of the investment earnings of each Escrow Deposit for the distribution in accordance with such computations. Each subscriber’s pro rata share of investment earnings shall be computed as follows:

Investment Earnings multiplied by	(individual subscription amount multiplied by the number of days held) (Total subscription amount multiplied by the number of days held)
     Such pro rata share of investment earnings shall be distributed to each subscriber by the Company upon admission of the subscriber as a member of the Company or upon return of his/her subscription amounts.
     5. Duties and Liability of Escrow Agent.
          5.1 The Manager, the Dealer-Manager and the Company each represent that its correct Taxpayer Identification Number (“TIN”) assigned by the Internal Revenue Service or any other taxing authority is set forth in Schedule 1. Upon execution of this Agreement, each party shall provide the Escrow Agent with a fully executed Internal Revenue Service Form W-8 or W-9. Any interest or other income earned under the Escrow Account shall be allocated and paid as provided herein and reported by the recipient to the Internal Revenue Service as having been so allocated and paid. Notwithstanding such written directions, the Escrow Agent shall report and, if required, withhold any taxes as it determines may be required by any law or regulation in effect at the time of the distribution. In the absence of timely direction, all proceeds of the Escrow Account shall be retained in the Escrow Account and reinvested from time to time by the Escrow Agent as provided in Section 3. In the event that any earnings remain undistributed at the end of any calendar year, the Escrow Agent shall report to the Internal Revenue Service or such other authority such earnings as it deems appropriate or as required by any applicable law or regulation or, to the extent consistent therewith, as directed in writing by the Manager and the Company. In addition, the Escrow Agent shall withhold any taxes it deems appropriate and shall remit such taxes to the appropriate authorities.
          5.2 The Escrow Agent shall have the right to liquidate any investments held in the Escrow Account in order to provide funds necessary to make required payments under this Agreement. The Escrow Agent, in its capacity as escrow agent hereunder, shall not have any liability for any loss sustained as a result of any investment made pursuant to the Instructions of the parties hereto or as a result of any liquidation of any investment prior to its maturity or for the failure of the parties to give the Escrow Agent instructions to invest or reinvest the Escrow Account or any earnings thereon. Any such investment of the Escrow Account shall be made in compliance with Rule 15c2-4 of the Securities Exchange Act of 1934, as amended.
          5.3 Any corporation into which the Escrow Agent in its individual capacity may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Escrow Agent in its individual capacity shall be a party, or any corporation to which substantially all the escrow business of the Escrow Agent in its individual capacity may be transferred, shall be the Escrow Agent under this Agreement without further act of the parties hereto.

          5.4 Notwithstanding anything in this Agreement to the contrary, in no event shall the Escrow Agent be liable for special, indirect or consequential losses or damages of any kind whatsoever (including, but not limited to, lost profits), except for any losses or damages caused by the gross negligence or willful misconduct of the Escrow Agent.
          5.5 The duties and obligations of the Escrow Agent shall be determined solely by the express provisions of this Agreement and shall be limited to the performance of such duties and obligations as are specifically set forth herein.
          5.6 In performing any of its duties under this Agreement, or upon the claimed failure to perform its duties hereunder, Escrow Agent shall not be liable to anyone for any damages, losses or expenses which it may incur as a result of the Escrow Agent so acting, or failing to act; provided, however, that the Escrow Agent shall be liable for damages arising out of its willful misconduct or gross negligence under this Agreement, as determined by a court of competent jurisdiction. Accordingly, Escrow Agent shall not incur any such liability with respect to (i) any action taken or omitted to be taken in good faith upon advice of its counsel or counsel for the Company given with respect to any questions relating to the duties and responsibilities of the Escrow Agent hereunder or (ii) any action taken or omitted to be taken in reliance upon any document, including any written notice or instructions provided for in this Agreement, not only as to its due execution and to the validity and effectiveness of its provisions but also as to the truth and accuracy of any information contained therein, which the Escrow Agent shall in good faith believe to be genuine, to have been signed or presented by proper person or persons and to conform with the provision of this Agreement. The Escrow Agent may execute any of its powers and perform any of its duties hereunder directly or through agents or attorneys (and shall be liable only for the careful selection of any such agent or attorney) and may consult with such counsel, accountants and other skilled persons to be selected and retained by it. The Escrow Agent shall not be liable for anything done, suffered or omitted in good faith by it in accordance with the advice or opinion of any such counsel, accountants or other skilled persons.
          5.7 Each of the Company, the Manager and Dealer-Manager hereby respectively agree to indemnify and hold harmless the Escrow Agent, and its directors, officers, agents and employees (the “indemnitees”), against any and all losses, claims, damages, liabilities and expenses, including, without limitation, reasonable costs of investigation and counsel fees and disbursement which may be incurred by it resulting from any act or omission of the Company, the Manager or the Dealer-Manager; except, that if Escrow Agent shall be found guilty of willful misconduct or gross negligence under this Agreement by any court of competent jurisdiction, then, in that event, Escrow Agent shall bear all such losses, claims, damages and expenses. The indemnity provided by this Section 5.7 shall survive the termination of this Agreement.
          5.8 In the event that the Escrow Agent shall be uncertain as to its duties or rights hereunder or shall receive instructions, claims or demands from any party hereto which, in its opinion, conflict with any of the provisions of this Agreement, it shall be entitled to refrain from taking any action and its sole obligation shall be to keep safely all property held in escrow until it shall be directed otherwise in writing by all of the other parties hereto or by a final order or judgment of a court of competent jurisdiction.

          5.9 In the event funds transfer instructions are given (other than in writing at the time of execution of this Agreement), whether in writing, by facsimile or otherwise, the Escrow Agent is authorized to seek confirmation of such instruction by telephone call-back to the person or persons designated on Schedule 2 hereto, and the Escrow Agent may rely upon the confirmations of anyone purporting to be the person or persons so designated. The undersigned is authorized to certify that the signatories on Schedule 2 are authorized signatories. The persons and telephone numbers for call-backs may be changed only in a writing actually received and acknowledged by the Escrow Agent. The parties to this Agreement acknowledge that such security procedure is commercially reasonable.
          5.10 It is understood that the Escrow Agent and the beneficiary’s bank in any funds transfer may rely solely upon any account numbers or similar identifying number provided by either of the parties hereto to identify (a) the beneficiary, (b) the beneficiary’s bank, or (c) an intermediary bank. The Escrow Agent may apply any of the Escrow Deposits for any payment order it executes using any such identifying number, even where its use may result in a person other than the beneficiary being paid, or the transfer of funds to a bank other than the beneficiary’s bank, or an intermediary bank designated.
     6. Uncollectible Checks. If any checks or other instruments deposited in the Escrow Account prove uncollectible, the Company shall promptly reimburse the Escrow Agent therefor upon request and the Escrow Agent shall deliver the returned checks or other instruments to the Company.
     7. Notices. All notices, requests, demands and other communication or deliveries required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, deposited with a guaranteed overnight delivery service such as Fedex or deposited for mailing, first class, postage prepaid, registered or certified mail, as follows:

If to the subscribers for Shares:	To their respective addresses
as specified in their Subscription Agreements.

If to the Company or the Manager:	ICON Leasing Fund Twelve, LLC,
a Delaware limited liability company
c/o ICON Capital Corp., its Manager
100 5th Avenue – 4th Floor
New York, NY 10011
Attention- Michael A. Reisner, Executive Vice President and CFO

If to the Dealer-Manager:	ICON Securities Corp.
100 5th Avenue – 4th Floor
New York, NY 10011
Attention: Thomas W. Martin, President

If to the Escrow Agent:	JP Morgan Chase Bank
4 New York Plaza – 21st Floor
New York, NY 10004
Attention: Rola Tseng
Any notices, requests, demands and other communications received after 5 pm EST shall be deemed received the next Business day. ‘‘Business day’’ shall mean any day other than Saturday, Sunday or any other day on which the Escrow Agent located at the notice address set forth in this Section is authorized or required by law or executive order to remain closed.
     8. Resignation or Removal of Escrow Agent. The Escrow Agent, or any successor to it hereafter appointed, may at any time resign and be discharged from the duties and obligations created by this Agreement by giving at least thirty (30) days prior written notice to the Company and the Manager and accounting in full for all sums delivered to, and held by, it and all earnings thereon while Escrow Agent hereunder to the Company, the Manager and any successor Escrow Agent. The Escrow Agent may be removed at any time upon sixty (60) days prior written notice by any instrument purportedly signed by an authorized representative of the Company and the Manager. Any successor Escrow Agent shall deliver to the Escrow Agent, the Company and the Manager a written instrument accepting such appointment hereunder and shall accept delivery of the Escrow Account to hold and distribute same in accordance with the terms of this Agreement. If no successor Escrow Agent shall have been appointed within thirty (30) days after the Company and the Manager receive notice of the Escrow Agent’s intention to resign or within sixty (60) days of the Escrow Agent’s receipt of notice of its removal, the Escrow Agent shall deliver all amounts deposited with it in the Escrow Account and all earnings thereon to a national bank with a net worth of not less than $100,000,000 designated by the Escrow Agent which has agreed in writing to accept such monies and to act as substitute Escrow Agent in compliance with the terms of this Agreement. Upon such delivery and acceptance, the Escrow Agent shall be discharged from any future obligations under this Agreement.
     9. General.
          9.1 This Escrow Agreement shall be governed by and be construed and enforced in accordance with the laws of the State of New York, exclusive of conflicts of laws provisions thereunder. The parties hereto consent to the jurisdiction of all courts of the State of New York and the venue of the courts located in the county in which the Escrow Agent is located to resolve all disputes pertaining to this Agreement and any ancillary agreements entered into in furtherance of the purposes hereof and agree that such jurisdiction shall be exclusive. Each party hereto irrevocably waives any objection on the grounds of venue, forum non-conveniens or any similar grounds and irrevocably consents to service of process by mail or in any other manner permitted by applicable law and consents to the jurisdiction of the courts located in the State of New York. The parties further hereby waive any right to a trial by jury with respect to any lawsuit or judicial proceeding arising or relating to this Escrow Agreement. No party to this Escrow Agreement is liable to any other party for losses due to, or if it is unable to perform its obligations under the terms of this Escrow Agreement because of, acts of God, fire, floods, strikes, equipment or transmission failure, or other causes reasonably beyond its control.
          9.2 The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.
          9.3 This Agreement sets forth the entire agreement and understanding of the parties in respect to this Agreement and supersedes all prior agreements, arrangements and understandings relating to the subject matter hereof.
          9.4 This Agreement may be amended, modified, superseded or canceled, and any of the terms or conditions hereof may be waived, only by a written instrument executed by each party hereto or, in the case of a waiver, by the party waiving compliance. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver of any party of any condition, or of the breach of any term contained in this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed to be construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of the breach of any other terms of this Agreement.
          9.5 This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. All signatures of the parties to this Agreement may be transmitted by facsimile, and such facsimile will, for all purposes, be deemed to be the original signature of such party whose signature it reproduces, and will be binding upon such party.
          9.6 This Agreement shall inure to the benefit of the parties hereto and their respective successors and assigns.
          9.7 The Escrow Agent shall have the right to withhold an amount equal to the amount due and owing to the Escrow Agent, plus any costs and expenses the Escrow Agent shall reasonably believe may be incurred by the Escrow Agent in connection with the termination of this Agreement.
     10. Representation of the Company. The Company hereby acknowledges that the status of the Escrow Agent with respect to the offering of the Shares is that of agent only for the limited purposes herein set forth, and hereby agrees it will not represent or imply that Escrow Agent, by serving as Escrow Agent hereunder or otherwise, has investigated the desirability or advisability of an investment in the Shares, or has approved, endorsed or passed upon the merits of the Shares or the Offering, nor shall the Company use the name of Escrow Agent in any manner whatsoever in connection with the offer or sale of the Shares, other than by acknowledgment that it has agreed to serve as Escrow Agent for the limited purposes herein set forth.
     11. Fees. Upon execution of this Agreement, the Company will pay the Escrow Agent Fee’s outlined in Schedule I attached hereto.

     12. Force Majeure. In the event that any party or the Escrow Agent is unable to perform its obligations under the terms of this Agreement because of acts of God, strikes, equipment or transmission failure or damage reasonably beyond its control, or other cause reasonably beyond its control, the Escrow Agent shall not be liable for damages to the other parties for any damages resulting from such failure to perform otherwise from such causes. Performance under this Agreement shall resume when the Escrow Agent is able to perform substantially.
     13. Compliance with Court Orders. In the event that any escrow property shall be attached, garnished or levied upon by any court order, or the delivery thereof shall be stayed or enjoined by an order of a court, or any order, judgment or decree shall be made or entered by any court order affecting the property deposited under this Agreement, the Escrow Agent is hereby expressly authorized, in its sole discretion, to obey and comply with all writs, orders or decrees so entered or issued, which it is advised by legal counsel of its own choosing is binding upon it, whether with or without jurisdiction, and in the event that the Escrow Agent obeys or complies with any such writ, order or decree it shall not be liable to any of the parties hereto or to any other person, firm or corporation, by reason of such compliance notwithstanding such writ, order or decree be subsequently reversed, modified, annulled, set aside or vacated.
     14. Account Opening Information. IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT: To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person who opens an account. When an account is opened, the Escrow Agent will ask for information that will allow it to identify relevant parties.
[Signatures on following page]

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.
ICON Leasing Fund Twelve, LLC, a Delaware limited liability company
By: ICON Capital Corp., Its Manager

By:	/s/ Thomas W. Martin
Thomas W. Martin
President
ICON Capital Corp., a Connecticut corporation

By:	/s/ Thomas W. Martin
Thomas W. Martin
President

ICON Securities Corp.,
as Dealer-Manager

By:	/s/ Thomas W. Martin
Thomas W. Martin
President

JPMORGAN CHASE BANK, N.A.
as Escrow Agent

By:	/s/ Rola Tseng
Name: Rola Tseng
Title: Vice President